Exhibit 99.1

      Deckers Outdoor Corporation Reports First Quarter Financial Results

       Company Reports First Quarter Sales Increased 29.6% to a Record of
                                  $72.6 Million

         First Quarter Diluted EPS Increased 70.5% to a Record of $0.75

              Company Increases Fiscal 2007 Guidance Growth Targets

     GOLETA, Calif.--(BUSINESS WIRE)--April 26, 2007--Deckers Outdoor Corporation (NASDAQ: DECK) today announced financial results for the first quarter ended March 31, 2007.

     First Quarter Highlights

     -- Net sales increased 29.6% to $72.6 million versus $56.0 million last year.

     -- Gross margin increased 210 basis points to 46.2% compared to 44.1% a year ago.

     --   Diluted EPS increased 70.5% to $0.75 versus $0.44 last year.

     Angel Martinez, President and Chief Executive Officer, stated, "We begin 2007 with a solid first quarter highlighted by double digit sales increases for Teva(R), UGG(R) and Simple(R). Our ability to once again exceed expectations was primarily driven by strong full price selling for the UGG(R) brand coupled with positive consumer reaction to our reengineered Teva(R) product line, which underscores our ongoing efforts to revitalize the brand at retail and our strategic decision to target a younger, more active demographic. At the same time, Simple(R) continued to gain important shelf space at retail while further building its leadership position in sustainable footwear. Looking ahead, we believe we are well positioned to capitalize on our future growth opportunities and we remain confident in our ability to achieve both our near- and long-term objectives."

     Segment Summary

     Teva(R)

     Teva Brand net sales for the first quarter increased 11.6% to $38.7 million compared to $34.7 million for the same period last year. Sales were driven by demand for new styles, particularly the performance water series featuring higher price point products such as the Karnali Wraptor, Toachi and Sunkosi, along with solid sell-through of men's and women's casuals including updated versions of the Dozer.

     UGG(R)

     UGG Brand net sales for the first quarter increased 67.7% to $29.8 million compared to $17.8 million for the same period a year ago. The improvement in sales was attributable to greater demand and increased distribution for the expanded spring line which now consists of espadrilles, sandals, flip flops and boots.

     Simple(R)

     Simple Brand net sales increased 14.0% to $4.0 million for the first quarter compared to $3.5 million for the same period last year. Simple product sales were up year-over-year as a result of heightened brand awareness, a broader product assortment, and the addition of several new influential accounts, including Urban Outfitters, Bloomingdales, David Z. and Kitson.

     Consumer Direct

     Sales for the Consumer Direct business, which are included in the brand sales numbers above, increased 69.7% to $11.1 million compared to $6.5 million for the same period a year ago, mostly due to an increase in UGG Brand internet sales. In addition, results for the first quarter of 2007 included sales from the Company's new UGG Brand flagship store in New York City and two new retail outlet stores in Wrentham, MA and Riverhead, NY, which were not in operation in the first quarter of 2006.

     Full-Year 2007 Outlook

     -- The Company increased its full year revenue growth target to approximately 25% over 2006, up from previous guidance of approximately 15%.

     -- The Company increased its full year diluted earnings per share growth target to approximately 15% over 2006 before the impairment charge, up from previous guidance of approximately 5%

     -- Fiscal 2007 guidance includes approximately $5.2 million of stock compensation expense, an increase of $3.1 million over 2006.

     Second Quarter Outlook

     -- The Company currently expects second quarter 2007 revenue to increase approximately 15% and diluted earnings per share to decrease approximately 80% compared to 2006.

     The Company's conference call to review first quarter fiscal 2007 results will be broadcast live over the internet today, Thursday, April 26, 2007 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

     Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva(R), Simple(R) and UGG(R) are registered trademarks of Deckers Outdoor Corporation.

     This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; our ability to implement our growth strategy; the success of our customers and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; the risk of losing key personnel; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which we filed with the Securities and Exchange Commission on March 16, 2007. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)
                        (Amounts in thousands)


                                              March 31,   December 31,
   Assets                                       2007         2006
                                             ------------ ------------

Current assets:
 Cash and cash equivalents                  $     25,553       34,255
 Short-term investments                           84,234       64,637
 Trade accounts receivable, net                   36,400       49,571
 Inventories                                      34,157       32,375
 Prepaid expenses and other current assets         2,447        2,199
 Deferred tax assets                               4,386        4,386
                                             ------------ ------------
  Total current assets                           187,177      187,423

Restricted cash                                    1,000         ----
Property and equipment, at cost, net               8,224        7,770
Intangible assets, less applicable
 amortization                                     54,322       54,399
Deferred tax assets                                  327          327
Other assets                                          53           54
                                             ------------ ------------

                                            $    251,103      249,973
                                             ============ ============

   Liabilities and Stockholders' Equity

Current liabilities:
 Trade accounts payable                     $     15,279       21,053
 Accrued expenses                                  5,064        7,204
 Income taxes payable                              5,492        7,478
                                             ------------ ------------
  Total current liabilities                       25,835       35,735
                                             ------------ ------------

Stockholders' equity:
 Common stock                                        126          126
 Additional paid-in capital                       82,967       81,761
 Retained earnings                               141,656      131,958
 Accumulated other comprehensive income              519          393
                                             ------------ ------------
  Total stockholders' equity                     225,268      214,238
                                             ------------ ------------

                                            $    251,103      249,973
                                             ============ ============


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
             Condensed Consolidated Statements of Income
                             (Unaudited)
          (Amounts in thousands, except for per share data)


                                              Three-month period ended
                                                     March 31,
                                              ------------------------
                                                 2007         2006
                                              ------------ -----------

Net sales
                                             $     72,575      56,004
Cost of sales                                      39,054      31,304
                                              ------------ -----------
 Gross profit                                      33,521      24,700

Selling, general and administrative expenses       18,345      15,786
                                              ------------ -----------
 Income from operations                            15,176       8,914

Other (income) expense
 Interest, net                                       (989)       (580)
 Other                                                  1       - - -
                                              ------------ -----------
Income before income taxes                         16,164       9,494

Income taxes                                        6,466       3,845
                                              ------------ -----------

Net income
                                             $      9,698       5,649
                                              ============ ===========

Net income per share:
 Basic
                                             $       0.77        0.45
 Diluted                                             0.75        0.44
                                              ============ ===========

Weighted-average shares:
 Basic                                             12,595      12,468
 Diluted                                           12,932      12,763
                                              ============ ===========


     CONTACT: Deckers Outdoor Corporation
              Zohar Ziv, 805-967-7611
              Chief Financial Officer and Executive Vice
              President of Finance and Administration
              or
              Investor Relations:
              Integrated Corporate Relations, Inc.
              Chad A. Jacobs/Brendon Frey
              203-682-8200